                                                                       Exhibit 8

January 6, 1999

Mr. William L. Fiedler
LandCare USA, Inc.
2603 Augusta, Suite 1300
Houston, Texas  77057

Dear Mr. Fiedler:

You have requested our opinion as to certain U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), resulting from the Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement"), dated November 1, 1998 among The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), SVM Acquisition, Inc., a Delaware corporation and direct wholly owned subsidiary of ServiceMaster ("Sub") and LandCare USA, Inc., a Delaware corporation ("LandCare"). Pursuant to the terms of the Merger Agreement and at the Effective Time, Sub will merge with and into LandCare, with LandCare continuing as the surviving corporation (the "Merger").

At the Effective Time, each share of LandCare Common Stock will be converted into a fraction of one share of ServiceMaster common stock.

No fractional shares will be issued, and LandCare shareholders will receive cash in exchange for their portion (if any) of the merger consideration attributable to fractional shares. We understand that under applicable Delaware corporate law, LandCare shareholders have no rights to dissent to the Merger. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Merger Agreement, including all attachments thereto. We have also relied on additional representations made by the management of ServiceMaster, Sub, and LandCare, respectively (which are set forth in the letters of ServiceMaster and LandCare attached hereto). We have

Mr. William L. Fiedler
Page 2
January 6, 1999


assumed that these facts, information, assumptions and representations are complete and accurate and have not independently audited or otherwise verified any of these facts, information, assumptions or representations. We have also assumed authenticity of original documents, the accuracy of copies and the genuineness of signatures. A misstatement or omission of any fact or a change or amendment in any of the facts, information, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

The conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of January 6, 1999, all of which are subject to change. If there is a change, including a change having a retroactive effect, in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service (the "Service") rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after January 6, 1999. All section references are to the Code unless otherwise stated.

This opinion is solely for the benefit of LandCare and its stockholders and is not intended to be relied upon by any other parties. We express no opinion on the U.S. federal income tax consequences to holders of LandCare Common Stock who are subject to special treatment under U.S. federal income tax law, including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired LandCare Common Stock pursuant to the exercise of employee stock option or right or otherwise as compensation, and holders who acquired LandCare Common Stock as part of a hedge, straddle or conversion transaction. Although you do hereby have our express consent to inform ServiceMaster and Sub of our opinion by including copies of this letter as an exhibit to the Merger Agreement and as an exhibit in the Registration Statement on Form S-4 of ServiceMaster with respect to the Merger (the "Registration Statement") and by making reference to us and our opinion in the Proxy Statement forming a part of the Registration Statement, we assume no responsibility for any tax or other consequences to them. Instead, each of these parties are urged to consult and rely upon the advice of their respective advisors. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity. We have reviewed the Registration Statement description of "Certain Federal Income Tax Considerations" and concur with the description.

Mr. William L. Fiedler
Page 3
January 6, 1999


We are of the opinion, based upon our interpretation of the Code, the Treasury regulations, existing administrative and judicial interpretations thereof and the foregoing facts, information, assumptions and representations, all assumed to be accurate as of the date hereof, that the following U.S. federal income tax consequences should result:

          (i) The Merger should be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code;

          (ii) No gain or loss will be recognized by the holders of LandCare Common Stock who exchange all of their LandCare Common Stock solely for ServiceMaster Common Stock pursuant to the Merger (except with respect to any cash received in lieu of fractional shares of ServiceMaster Common Stock, if any).

          (iii) LandCare, Sub and ServiceMaster will each be a party to the reorganization within the meaning of Section 368(b) of the Code,

          (iv) No gain or loss will be recognized by LandCare, Sub or ServiceMaster as a result of the Merger, and,

          (v) The aggregate tax basis of the ServiceMaster Common Stock received by holders of LandCare Common Stock who exchange all of their LandCare Common Stock solely for ServiceMaster Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the LandCare Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in ServiceMaster Common Stock for which cash is received);

          (vi) Cash received by a holder of LandCare Common Stock in lieu of a fractional share interest in ServiceMaster Common Stock will be treated as received in redemption of such fractional share interest, and a holder of LandCare Common Stock should generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of LandCare Common Stock allocable to such fractional share interest; and

Mr. William L. Fiedler
Page 4
January 6, 1999


          (vii) The holding period of a share of ServiceMaster Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the LandCare Common Stock surrendered in the exchange therefor.


This opinion is not binding on the Service or the courts. There can be no assurance that the Service or the courts will not take positions contrary to the position expressed herein. The opinion expressed herein reflects our assessment of the probable outcome of any litigation and other adversarial proceedings based solely on an analysis of the existing U.S. federal income tax authorities relating to the issues.


Very truly yours,

/s/ Arthur Andersen LLP
-----------------------------
Arthur Andersen LLP

                           [ServiceMaster Letterhead]


January 6, 1999

Arthur Andersen LLP
711 Louisiana, Suite 1300
Houston, Texas 77002

RE: Representations by Management of The ServiceMaster Company and SVM Acquisition Corporation, Inc.

Ladies and Gentlemen:

We have requested your opinion as to certain U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), resulting from the Plan of Reorganization and Agreement and Plan of Merger (the "Agreement"), dated as of November 1, 1998, among The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), SVM Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of ServiceMaster ("Sub") and LandCare USA, Inc., a Delaware corporation ("LandCare"). Pursuant to the terms of the Agreement and at the Effective Time, Sub will merge with and into LandCare, with LandCare continuing as the surviving corporation.

At the Effective Time, each share of LandCare Common Stock will be converted into a fraction (herein called the "Exchange Ratio") of one share of ServiceMaster common stock. If the average of the closing prices of Service Master common stock on the NYSE on the 20 consecutive trading days ending on the third trading day prior to the date of the LandCare special meeting (as defined in the Agreement, such average price is referred to as the ServiceMaster Average Trading Price) is more than $16.35 per share and not more than $20.00 per share, the Exchange Ratio will be 0.55. In the event that the ServiceMaster Average Closing Price is more than $20.00, then the Exchange Ratio will be the quotient derived by dividing $11.00 by the ServiceMaster Average Closing Price (that is, the Exchange Ratio will adjust so that exactly $11.00 of ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare Common Stock). In the event that the ServiceMaster Average Closing Price is less than $16.36, then unless ServiceMaster otherwise notifies LandCare in writing immediately prior to the date upon which the LandCare special meeting is then scheduled to occur (the "Freeze Deadline"), the Exchange Ratio will automatically adjust to the smallest decimal which when multiplied by the ServiceMaster Average Closing Price will equal $9.00 (that is, the Exchange Ratio will adjust so that exactly $9.00 of ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare common stock. If ServiceMaster notifies LandCare in writing prior to the Freeze Deadline that ServiceMaster elects not to permit the upward adjustment of the Exchange Ratio, then the Exchange Ratio will be 0.55 (or such greater number as ServiceMaster shall specify to LandCare).

The Certificate of Incorporation and Bylaws of Sub in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of LandCare until amended in accordance with applicable law. In rendering your opinion, you may rely on and assume to be accurate, without further inquiry, the following certification and representations made to you on behalf of ServiceMaster and Sub.

Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.


                                  DECLARATION

   1. The undersigned is familiar with the business and affairs of ServiceMaster and Sub, has examined and is familiar with the tax representations set forth below, and has made such investigations of factual matters as are reasonably necessary for the purposes of making the declarations and representations herein. The undersigned is familiar with the Agreement and all documents relating thereto (collectively, the "Merger Documents").

   2. No event has come to the attention of the undersigned that causes the undersigned to believe that any of the information relating to the Merger (including, but not limited to, all representations, warranties, covenants, and undertakings) set forth in the Merger Documents, insofar as such information relates to ServiceMaster and Sub, or to the plans and intentions of such entities, contains any untrue statement of fact or omits to state a fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   3. The Agreement represents the full and complete agreement between ServiceMaster, Sub and LandCare regarding the Merger, and there are no other written or oral agreements regarding the Merger.

   4. The undersigned understands that the following representations form the basis of the opinion of Arthur Andersen LLP, tax advisor to LandCare, and that any change or inaccuracy in the facts described in such representations could adversely alter such opinion.


                                 REPRESENTATIONS

  To the best of the knowledge and belief of the undersigned, the following representations regarding the Agreement are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time, and no additional information is or will be required to make the following representations not misleading as of such dates:

              1) The ratio for the exchange of shares of LandCare Common Stock for ServiceMaster Common Stock in the Merger was negotiated through arm's length bargaining. The fair market value of (i) the ServiceMaster Common Stock and (ii) cash in lieu of fractional shares to be received by each holder of LandCare Common Stock will be approximately equal to the fair market value of the LandCare Common Stock surrendered in the Merger.

              2) Following the Merger, LandCare will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, (i) amounts paid by LandCare to dissenters, if any, (ii) amounts paid by LandCare to shareholders who receive cash or other property (including cash in lieu of fractional shares of ServiceMaster Common Stock) in connection with the Merger, (iii) amounts used by LandCare to pay its expenses incurred in connection with the Merger, and (iv) all redemptions and distributions (except for dividends paid in amounts that are consistent with amounts normally paid by LandCare) made by LandCare immediately preceding the Merger, will be treated as assets of LandCare held immediately prior to the Merger.

              3) Following the Merger, LandCare will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Sub held immediately prior to the Merger. For purposes of this representation, assets transferred from ServiceMaster to Sub are not included as assets of Sub immediately before the Merger where such assets are used to pay LandCare shareholders who receive cash or other property (including cash in lieu of fractional shares of ServiceMaster Common Stock) in the Merger, to pay reorganization expenses, to pay creditors of LandCare or to enable Sub to satisfy state minimum capitalization requirements (where the money is returned to ServiceMaster as part of the transaction).

              4) Prior to the Merger, ServiceMaster will be in "Control" of Sub. For purposes of this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

              5) ServiceMaster has no plan or intention to cause LandCare to issue additional shares after the Merger, or take any other action, that would result in ServiceMaster losing Control of LandCare.

              6) Neither ServiceMaster nor a "Related Corporation" has a plan or intention to reacquire any of the ServiceMaster Common Stock issued to the LandCare shareholders in the Merger. For purposes of this letter, a "Related Corporation" means any person related to ServiceMaster within the meaning of Treasury Regulation Section 1.368-1(e)(3).

              7) Except as specified in Section 10.4 of the Agreement, ServiceMaster, Sub, LandCare, and the shareholders of LandCare will pay their respective expenses, if any, incurred in connection with the Merger.

              8) ServiceMaster and Sub will not fund any payments to shareholders of LandCare who exercise dissenters' rights, if any, nor will ServiceMaster and Sub reimburse LandCare for any such payments.

              9) Sub will have no liabilities assumed by LandCare, and will not transfer to LandCare any assets subject to liabilities in the Merger.

              10) There is no intercorporate indebtedness existing between ServiceMaster and LandCare or between Sub and LandCare that was issued, acquired, or will be settled at a discount.

              11) Sub will be merged with and into LandCare pursuant to the provisions of the General Corporation Law of the State of Delaware.

              12) Holders of LandCare Stock will have unrestricted rights of ownership of ServiceMaster Common Stock received in the Merger, and their ability to retain the ServiceMaster Common Stock received in the Merger will not be limited in any way.

              13)  ServiceMaster has no plan or intention to liquidate
          LandCare, to merge LandCare with and into another corporation, to sell or otherwise dispose of the stock of LandCare, or to cause LandCare to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub except for (i) dispositions of assets made by LandCare in the ordinary course of business, (ii) transfers to members of the "Qualified Group," or (iii) transfers of assets to partnerships in which members of the Qualified Group (a) own (in the aggregate) more than a thirty three and one-third percentage interest (33-1/3%) in the capital and profits of the partnership, or (b) own more than twenty percent (20%) capital and profits interest in the partnership and perform active and substantial management functions for the partnership. For purposes of this letter, the term "Qualified Group" means one or more chains of corporations connected through stock ownership with ServiceMaster, but only if ServiceMaster owns directly an amount of stock constituting Control in at least one other corporation, and an amount of stock constituting Control in each of the corporations is owned directly by one of the other corporations.

              14) Neither ServiceMaster nor a Related Corporation owns, or will acquire prior to the Effective Time, any shares of LandCare Stock. ServiceMaster does not own, nor has it owned during the past five years, any shares of LandCare Stock.

              15) Following the transaction, ServiceMaster will cause LandCare to continue its historic business or use a significant portion of its historic business assets in a business. For this purpose, LandCare refers to itself and all members of its Qualified Group as if they were a single corporation.

              16) Neither ServiceMaster nor Sub is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

              17)  No stock of Sub will be issued in the Merger.

              18) The payment of cash in lieu of issuing fractional shares of ServiceMaster Common Stock is solely for the purpose of avoiding the expense and inconvenience to ServiceMaster of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the holders of LandCare Stock instead of issuing fractional shares of ServiceMaster Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the holders of LandCare Stock.

              19) The principle purposes of ServiceMaster for participating in the Merger are bona fide business purposes unrelated to taxes. ServiceMaster believes that the Merger represents a significant step forward in the commercial landscaping business of its TruGreen subsidiary.

              20) The terms of the Agreement are the product of arm's length negotiations.

              21) The Merger is pursuant to an agreement that was not binding on or before January 28, 1998.

It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Documents (including all schedules and exhibits thereto), and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects. It is further understood that your opinions will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

Very truly yours,



The ServiceMaster Company
A Delaware corporation


_______________________________


By:  __________________________


Title: ________________________

                             [LandCare Letterhead]



January 6, 1999

Arthur Andersen LLP
711 Louisiana, Suite 1300
Houston, Texas 77002

RE: Representations by Management of LandCare USA, Inc.

Ladies and Gentlemen:

     We have requested your opinion as to certain U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), resulting from the Plan of Reorganization and Agreement and Plan of Merger (the "Agreement"), dated as of November 1, 1998, among The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), SVM Acquisition Corporation, Inc., a Delaware corporation and a direct wholly owned subsidiary of ServiceMaster ("Sub") and LandCare USA, Inc., a Delaware corporation ("LandCare"). Pursuant to the terms of the Agreement and at the Effective Time, Sub will merge with and into LandCare, with LandCare continuing as the surviving corporation (the Merger).

     At the Effective Time, each share of LandCare common stock will be converted into a fraction (herein called the "Exchange Ratio") of one share of ServiceMaster common stock. If the average of the closing prices of ServiceMaster common stock on the NYSE on the 20 consecutive trading days ending on the third trading day prior to the date of the LandCare special meeting (as defined in the Agreement, such average price is referred to as the ServiceMaster Average Closing Price) is more than $16.35 per share and not more than $20.00 per share, the Exchange Ratio will be 0.55. In the event that the ServiceMaster Average Closing Price is more than $20.00, then the Exchange Ratio will be the quotient derived by dividing $11.00 by the ServiceMaster Average Closing Price (that is, the Exchange Ratio will adjust so that exactly $11.00 of ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare Common Stock). In the event that the ServiceMaster Average Closing Price is less than $16.36, then unless ServiceMaster otherwise notifies LandCare in writing immediately prior to the date upon which the LandCare special meeting is then scheduled to occur (the "Freeze Deadline"), the Exchange Ratio will automatically adjust to the smallest decimal which when multiplied by the ServiceMaster Average Closing Price will equal $9.00 (that is, the Exchange Ratio will adjust so that exactly $9.00 of

2

ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare common stock.

     If ServiceMaster notifies LandCare in writing prior to the Freeze Deadline that ServiceMaster elects not to permit the upward adjustment of the Exchange Ratio, then the Exchange Ratio will be 0.55 (or such greater number as ServiceMaster shall specify to LandCare).

     The Certificate of Incorporation and Bylaws of Sub in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of LandCare until amended in accordance with applicable law. In rendering your opinion, you may rely on and assume to be accurate, without further inquiry, the following certification and representations made to you on behalf of LandCare.

     Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.


                                  DECLARATION

  1. The undersigned is familiar with the business and affairs of LandCare, has examined and is familiar with the tax representations set forth below, and has made such investigations of factual matters as are reasonably necessary for the purposes of making the declarations and representations herein. The undersigned is familiar with the Agreement and all documents relating thereto (collectively, the "Merger Documents").

  2. No event has come to the attention of the undersigned that causes the undersigned to believe that any of the information relating to the Merger (including, but not limited to, all representations, warranties, covenants, and undertakings) set forth in the Merger Documents, insofar as such information relates to LandCare, or to the plans and intentions of such entities, contains any untrue statement of fact or omits to state a fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3. The Agreement represents the full and complete agreement between ServiceMaster, Sub and LandCare regarding the Merger, and there are no other written or oral agreements regarding the Merger.

  4. The undersigned understands that the following representations form the basis of the opinion of Arthur Andersen LLP, tax advisor to LandCare, and that any change or inaccuracy in the facts described in such representations could adversely alter such opinion.

3

                              REPRESENTATIONS

     To the best of the knowledge and belief of the undersigned, the following representations regarding the Agreement are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time, and no additional information is or will be required to make the following representations not misleading as of such dates:

     1) The ratio for the exchange of shares of LandCare common stock in the Merger was negotiated through arm's length bargaining. The fair market value of
(i) the ServiceMaster common stock and (ii) cash in lieu of fractional shares to be received by each holder of LandCare common stock will be approximately equal to the fair market value of the LandCare common stock surrendered in the Merger.

     2) Following the Merger, LandCare will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, (i) amounts paid by LandCare to shareholders who receive cash or other property (including cash in lieu of fractional shares of ServiceMaster common stock) in connection with the Merger, (ii) amounts used by LandCare to pay its expenses incurred in connection with the Merger, and (iii) all redemptions and distributions (except for dividends paid in amounts that are consistent with amounts normally paid by LandCare) made by LandCare immediately preceding the Merger, will be treated as assets of LandCare held immediately prior to the Merger.

     3) Neither LandCare nor a "Related Corporation" has redeemed or acquired, or will redeem or acquire, any LandCare stock prior to and in connection with the Merger. For purposes of this letter, a "Related Corporation" means any person related to ServiceMaster within the meaning of Treasury Regulation
Section 1.368-1(e)(3) (determined without regard to paragraph (e)(3)(i)(A) of that section. LandCare has not made, and will not make, an "extraordinary distribution" (as determined under Treasury Regulations Section 1.368-1T(e)(1)(ii)(A)) to its shareholders prior to and in connection with the Merger.

     4) LandCare has no plan or intention to issue additional shares of its stock that would result in ServiceMaster losing control of LandCare. For purposes of this representation and the following representations, control means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

4

     5) Except as specified in Section 10.4 of the Agreement, ServiceMaster, Sub, LandCare, and the shareholders of LandCare will pay their respective expenses, if any incurred in connection with the Merger.

     6) There is no intercorporate indebtedness existing between LandCare and ServiceMaster or between LandCare and Sub that was issued, acquired, or will be settled at a discount.

     7) In the Merger, shares of LandCare stock representing control of LandCare will be exchanged solely for voting stock of ServiceMaster. For purposes of this representation, shares of LandCare stock exchanged for cash or other property (including cash in lieu of fractional shares of ServiceMaster common stock) originating with ServiceMaster will be treated as outstanding LandCare stock on the date of the Merger.

     8) At the time of the Merger, LandCare will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in LandCare that, if exercised or converted, would affect ServiceMaster's acquisition or retention of control of LandCare.

     9) At the time of the Merger, Sub will be merged with and into LandCare pursuant to the provisions of the General Corporation Law of the State of Delaware.

     10) Holders of LandCare stock will have unrestricted rights of ownership of ServiceMaster common stock received in the Merger, and their ability to retain the ServiceMaster common stock received in the Merger will not be limited in any way.

     11) None of the compensation to be received by any stockholder-employees of LandCare will be separate consideration for, or allocable to, any of their shares of LandCare stock; none of the shares of ServiceMaster common stock to be received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     12) The payment of cash in lieu of issuing fractional shares of ServiceMaster common stock is solely for the purpose of avoiding the expense and inconvenience to ServiceMaster of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the holders of LandCare stock instead of issuing fractional shares of ServiceMaster common stock will not exceed one percent of the total consideration that will be issued in the Merger to the holders of LandCare stock.

5

     13) On the date of the Merger, the fair market value of the assets of LandCare will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     14) In connection with the Merger, LandCare has not sold, transferred or otherwise disposed of any of its assets as would prevent ServiceMaster or members of its qualified group (within the meaning of Treasury Regulation 1.368-1(d)(4)(ii)) from causing LandCare after the Merger to continue the historic business of LandCare or to use a significant portion of LandCare's historic business assets in a business.

     15) The principal purposes of LandCare for participating in the Merger are bona fide business purposes germane to the continuance of LandCare's business and are unrelated to taxes. LandCare's principal business purposes for participation in the Merger relate to: (i) enhancing LandCare's ability to finance on an acceptable basis its business plan (including its acquisition program) and (ii) providing many of LandCare's stockholders with a significant gain on their investment.

     16) LandCare is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     17) No payments will be made to the stockholders of LandCare with respect to dissenters' rights under the DGCL.

     18) LandCare has declared no dividends that remain unpaid with respect to the LandCare common stock.

     19) LandCare is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

     20) The liabilities of LandCare, and the liabilities to which the assets of LandCare are subject were incurred by LandCare in the ordinary course of business.

     21) The nonstatutory LandCare Stock Options issued pursuant to the LandCare Stock Plan were not traded on an established securities market and were not transferable prior to the Merger.

     22) The terms of the Agreement are the product of arm's length negotiations.

     23) The Merger is pursuant to an agreement that was not binding on or before January 28, 1998.

     It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Documents (including all

6

schedules and exhibits thereto), and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all respects. It is further understood that your opinions will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.


Very truly yours,



LandCare USA, Inc.
     A Delaware corporation

/s/ William L. Fiedler
-------------------------------
By: William L. Fiedler
Title: Secretary